FOURTH AMENDMENT TO LEASE AGREEMENT
THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of this [___] day of September, 2018 (the “Effective Date”), by and between BG SCENIC POINT OFFICE 2, L.C., a Utah limited liability company (the “Landlord”), and HEALTHEQUITY, INC., a Delaware corporation (the “Tenant”).
RECITALS:
A.Landlord and Tenant entered into that certain Lease Agreement dated May 15, 2015, which was amended by that certain First Amendment to Lease Agreement dated November 3, 2015, as amended by that certain Second Amendment to Lease Agreement dated September 16, 2016, and as further amended by that certain Third Amendment to Lease Agreement dated [effective January 1, 2018] (collectively, the “Original Lease”).
B.    On or around the date hereof, Tenant is entering into a lease with BG Scenic Point Office 3, L.C., a Utah limited liability company (the “Adjacent Lease”).
C.    As a condition to entering into the Adjacent Lease, Tenant and Landlord have agreed to enter into this Amendment to the Original Lease on the terms more specifically set forth herein.
AGREEMENT:
NOW, THEREFORE, for the foregoing purposes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.    Recitals; Defined Terms. The Recitals set forth above are incorporated herein and into the Lease by reference. Capitalized terms used but not defined herein shall have their meanings set forth in the Lease.
2.    Term; Basic Annual Rent. The initial term of the Original Lease is hereby extended to the date which is 130 months after the commencement date of the Adjacent Lease (the “Adjacent Lease Expiration Date”), so that the initial term of the Adjacent Lease and the Original Lease expire on the same date. The expiration of the initial Term of the Original Lease as extended pursuant to this paragraph is currently expected to be January 1, 2031. Once the Adjacent Lease Commencement Date has been established, Landlord and Tenant will enter into an amendment to the Original Lease setting for the actual expiration of the initial Term of the Original Lease. Landlord and Tenant acknowledge and agree that the Basic Annual Rent during the extension term above shall be as set forth in the Original Lease, subject to the annual increases at the Escalation Rate.
3.    Additional Tenant Improvement Allowance. Landlord hereby shall provide Tenant an additional tenant improvement allowance to Tenant in the amount of $3.00 per usable square foot of the Leased Premises per each year the initial Term of the Lease is extended pursuant to Section 2 above (the “Additional Tenant Improvement Allowance”); provided, any partial years for which the initial Term is extended will be prorated over a twelve (12) month period for such partial calendar year. Assuming the initial Term is extended for three (3) years, the Additional Tenant Improvement Allowance would equal $613,026 (68,114 usable feet x $3.00 x 3 (years)). The Additional Tenant Improvement Allowance will be made available to Tenant for purposes of performing Alterations or additional Tenant Improvements to the Leased Premises or used interchangeably to offset construction costs for the premises described in the Adjacent Lease. Such Tenant Improvement Allowance shall be made available to Tenant on a work in progress basis and otherwise on the terms set forth in Exhibit “C” to the Original Lease (or to Tenant under the Adjacent Lease in accordance with the terms of Exhibit “C” to the Adjacent Lease).
4.    Miscellaneous.
(a)    Headings. The captions and headings of the various sections of this Amendment are for convenience only and are not to be construed as defining or as limiting in any way the scope or intent of the provisions hereof. Wherever the context requires or permits, the singular shall include the plural, the plural shall include the singular, and the masculine, feminine and neuter shall be freely interchangeable.
(b)    Entire Amendment. This Amendment contains all amendments between the Landlord and Tenant with respect to the matters set forth herein, and no amendment not contained herein shall be recognized by Landlord and Tenant. In the event of any amendment or modification of this Amendment, the amendment or modification shall be in writing signed by Landlord and Tenant in order to be binding upon Landlord and Tenant. This Amendment is only for the benefit of Landlord and Tenant, and no third party shall be entitled to rely on the provisions of this Amendment. In the event of a conflict between the provisions of this Amendment and the Lease, the provisions of this Amendment shall control.
(c)    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original. An executed counterpart of this Amendment transmitted by facsimile shall be equally as effective as a manually executed counterpart.
(d)    Authority. Each individual executing this Amendment does thereby represent and warrant to each other person so signing (and to each other entity for which such other person may be signing) that he or she has been duly authorized to deliver this Amendment in the capacity and for the entity set forth where she or he signs.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:	BG SCENIC POINT OFFICE 2, L.C., a Utah limited liability company, by its manager

The Boyer Company, L.C., a Utah limited liability company

By:	_______________________ Name: Title: Manager

TENANT:	HEALTHEQUITY, INC., a Delaware corporation

By:
Its:

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